EXHIBIT 10.6

TERMINATION AGREEMENT

between

ISOTIS SA, a company with registered offices at Rue de Sébeillon 1-3, 1004 Lausanne, Switzerland (hereinafter referred to as “ISOTIS” or “the Company”)

of the one hand,

and

Mr. Jacques R. ESSINGER, Chemin des Coullénes 54, 1090 La Croix (Lutry), Switzerland (hereinafter referred to as “Mr. Essinger” or “The Employee”),

of the other hand,

Whereas

1.	The parties entered into a “Restated and Amended Employment Agreement” (the “Employment Agreement”) in February 2004. The employment of Mr. Essinger with the Company started on September 5, 1997.

2.	The Board of Directors of ISOTIS has informed Mr. Essinger of its wishes to terminate the Employment Agreement of Mr. Essinger as CEO.

3.

Several discussions and meetings took place between Mr. Aart Brouwer, acting on behalf of the Board of Directors, and Mr. Essinger.  They decided by mutual agreement to terminate the employment relationships and negotiated the terms of the termination of Mr. Essinger’s employment contract.

4.	The present contract confirms the terms of the Agreement reached by the Parties.

Now, it is hereby agreed as follows:

1.	Date of Termination

By mutual agreement, the parties terminate the employment agreement of Mr. Essinger as CEO of ISOTIS with effect on June 30, 2004.

By his signature on this Agreement, Mr. Essinger confirms that he is resigning with immediate effect of all functions which he is exercising for ISOTIS and all its subsidiaries and affiliated companies.  He undertakes that he will sign all the necessary documents and fully cooperate with ISOTIS and the other Companies concerned in order to take the necessary steps for registering his resignation.

2.	Remuneration

The Employee will receive a gross amount of CHF 231’751.-- (Employee’s participation to social security charges, including but not limited to AVS, LPP, AI, LAA, will be deducted from this amount), representing 6 (six) months of salary corresponding to the notice period he would have been entitled to should the employment agreement have been terminated unilaterally by the Company.  He will also receive CHF 9’000.-- and CHF 7’500.-- by way of representation fees and respectively transport allowance.

He will also receive a gross amount of CHF 463’501.-- (Employee’s participations to social security charges, including but not limited to AVS, LPP, AI, LAA, will be deducted from this amount) representing 12 (twelve) months of paid salary, by way of severance payment, as provided for at Article 8.3 of the Employment Agreement.

As soon as possible after the signature of this Agreement, the amounts to be deducted by way of social security, insurance premiums, unemployment insurance, pension fund premiums, etc. will be determined by ISOTIS and notified to Mr. Essinger.

Payment by ISOTIS of the total net remuneration due to Mr. Essinger will be made as follows:

•	payment of CHF 400’000.-- upon signature of the present Agreement; and

•	payment of the balance within 10 (ten) business days after signature of this Agreement.

It is agreed that, upon Mr. Essinger’s written request, part of the payment of the total remuneration due to him will be paid to the insurance company La Bâloise, in order  to increase Mr. Essinger’s rights under his pension fund.

3.	Options

Employee has been awarded 617,259 ISOTIS stock options, of which to date 317,259 options with an exercise price of CHF 1.60 (the “Options (1.60)”) are fully vested.  The remaining 300,000 options (the “Options (1.28)”) were granted at an exercise price of CHF 1.28 and would normally vest in four annual parts of 75,000 per October 27 of the years 2004 through 2007.

Employer and Employee hereby agree that Employee will be allowed to exercise the 317,259 Options (1.60) at any time between now and June 30, 2005.  Any Option (1.60) which has not been exercised on or before June 30, 2005, shall lapse automatically on July 1, 2005 without any compensation to Employee.

Employer and Employee hereby agree that the 300,000 Options (1.28) will vest according to the following schedule:

•	50,000 Options (1.28) to vest on July 1, 2004
•	50,000 Options (1.28) to vest on October 1, 2004

•	100,000 Options (1.28) to vest on January 1, 2005
•	100,000 Options (1.28) to vest on April 1, 2005

The Parties agree that any Options (1.28) which have become vested pursuant to the schedule above shall be exercisable for a period of 3 (three) months starting on the vesting date (e.g. for a vesting date on July 1, 2004, the last day to exercise the option is September 30, 2004).  Any Option (1.28) which has not been exercised within such three month period shall automatically lapse upon expiry of such period, without any compensation to Employee.

In the event where the Company is of the opinion that the Employee is breaching a provision of this Agreement, the Company will inform Mr. Essinger in writing of the breach, and give him a cure period which is adequate in view of the nature of the breach to remedy the situation.  Should the situation not have been remedied within the cure period granted to Mr. Essinger, the Employee shall automatically forfeit any Option (1.28) which was not vested at the time of such breach, unless Employer decides otherwise at its sole discretion.

In the event where Employer would be subject to a change of control, any Option (1.28) which was not vested at the time of such change of control shall become automatically vested as of the date of such change of control.  The three months period during which the Options (1.28) will be exercisable shall start to run on the date of such change of control.  A change of control shall mean any event where a third party (whether already a shareholder of Employer or not) would acquire more than 50% of the share capital of Employer, or in the event of a merger where Employer is not the surviving entity, a change of control would occur if the shareholders of Employer would own less than 50% of the share capital of the merged entity.

The terms and provisions of the Stock Option Agreement pursuant to which the Options (1.28) and (1.60) have been issued and the various Awards concerning Mr. Essinger shall remain valid for and in force, subject to the terms and provisions contained in this Agreement, which shall prevail over them.

4.	Insurance against accidents

Mr. Essinger confirms that he is aware and accepts the fact that, as from the 30th date after the date of termination, he will no longer be insured against the consequences of accidents by ISOTIS.  The same rule will apply in the case where Mr. Essinger is insured against the consequences of accidents due to his functions for subsidiaries or affiliated companies of ISOTIS.

5.	Non compete

As from July 1, 2004, Mr. Essinger will cease being an employee and Director of ISOTIS and any of its subsidiaries or affiliated companies.

He will accordingly be free to take up another employment.

It is however expressively agreed and confirmed that the provisions of Article 10 of the Employment Agreement, “Restrictions on competition” will remain in full force and effect.

Mr. Essinger expressly reconfirms that he accepts and will abide by all provisions and restrictions provided for at above-mentioned Article 10 of the Employment Agreement.

6.	Confidentiality

Mr. Essinger confirms to be fully aware of the fact that even after the termination of his employment contract, he will remain bound by his confidentiality duty towards ISOTIS, all its subsidiaries and affiliated companies.

More particularly, he undertakes not to disclose to anyone, any trade secret or any business information in relation to ISOTIS, its subsidiaries and affiliated companies, their directors and their employees and clients.

7.	Return of documents

Mr. Essinger undertakes to return to the Company without keeping any photostatic copies all the documents, information files, diskettes, etc. regarding ISOTIS, all its subsidiaries or affiliated companies, and their clients, which may be in his possession.

8.	Communications

The parties confirm that the text of the public announcements to be made by the Company, as attached to the present Agreement as Schedule 2 is a text which is agreed upon as the official communication to third parties and the stock market authorities on the departure of Mr. Essinger from ISOTIS.

The employee declares that he will refrain from making representations, statements or comments, to any third party, which intend to damage the name and image of ISOTIS, or any of its subsidiaries or affiliated companies, which are related to it or them, their shareholders, directors, employees, agents, etc.

The parties confirm that they will endeavour that any future communication which may become necessary, or felt desirable, will be discussed by them in advance.  However, this is without prejudice of ISOTIS’ legal obligations in Switzerland or abroad, more particularly as regards the requirements of the various stock exchanges where it is listed.

ISOTIS declares that it will refrain from making representations, statements or comments, to any third party, which intend to damage the name and image of Mr. Essinger.

9.	Chattels kept by Mr. Essinger

By derogation to the other provisions of this Agreement, ISOTIS expressly confirms that Mr. Essinger is authorized to keep the personal computer and the mobile telephone (and the subscription number) belonging to the Company which he is currently using.  The cost of the subscription and of the communications will be borne by Mr. Essinger and will be transferred to Mr. Essinger as soon as practical.

It is agreed that, for a period of 3 (three) months as from the date of signature of this Agreement, Mrs. Nakisa Serry of ISOTIS will be given full access to the e-mail address of Mr. Essinger at ISOTIS.  She will be instructed to open all messages received on Mr. Essinger’s address, and to send him, at the private e-mail address indicated by him, all messages of a private character, as well as those of the messages which are of a professional nature but which Mr. Essinger should, in the opinion of Mrs. Serry, be received by him.  Mrs. Serry will forward all messages received on Mr. Essinger’s e-mail address which are of a professional nature to the relevant persons indicated to her within ISOTIS.

As from October 1, 2004, the professional e-mail box of Mr. Essinger shall be deactivated.

10.	Assistance to ISOTIS

Mr. Essinger agrees that he will use reasonable efforts, at ISOTIS’ cost, to assist ISOTIS, its subsidiaries or affiliated companies in the defence of any claim which has its cause or origin during the term of his office.

11.	Insurance

Mr. Essinger remains covered by the Company’s current D&O insurance as foreseen in it for retired officers and board members.

12.	Mutual Release

The payment set forth in Article 2 of this Agreement is made by ISOTIS to Mr. Essinger for full and final settlement.

Mr. Essinger hereby expressly acknowledges that upon payment by ISOTIS of the amount provided for at Article 2, as it will be determined in accordance with Schedule A of this Agreement, any and all claims Mr. Essinger may have against ISOTIS, its subsidiaries and affiliated companies, their shareholders, directors and officers, under the Employment Agreement or on any other grounds, whatsoever, are forever satisfied and discharged and that there is no further claim of any kind whatsoever, against any of the aforesaid persons or companies.  Mr. Essinger’s rights related to the Options are reserved.

ISOTIS hereto acknowledges that upon the signing of this Agreement by both parties, any and all claims ISOTIS may have against Mr. Essinger under the Employment Agreement and his functions as Director and CEO or any other grounds, whatsoever, are forever satisfied and discharged and that ISOTIS has no further claim of any kind, whatsoever, against him, subject to claims which could be made against ISOTIS, its subsidiaries or affiliated companies, having their origin or cause at a time when Mr. Essinger was an officer of ISOTIS or another company.

13.	Governing Law

The present Agreement is governed by Swiss law.

14.	Jurisdiction

Any dispute which may arise in relation with the present Agreement will be submitted to the Ordinary Courts of Lausanne, Canton of Vaud.  The right of appeal to the Swiss Federal Court, in the cases provided for by law, is reserved.

****

Executed in two originals on June 29, 2004

/s/ PIETER WOLTERS – CFO

ISOTIS SA

June 29, 2004

/s/ M. JACQUES R. ESSINGER

M. Jacques R. Essinger

EXHIBIT 10.6

CODICIL 1 TO
TERMINATION AGREEMENT

between

ISOTIS SA, a company with registered offices at Rue de Sébeillon 1-3, 1004 Lausanne, Switzerland (hereinafter referred to as “ISOTIS” or “the Company”),

of the one hand,

and

Mr. Jacques R. ESSINGER, Chemin des Coullènes 54, 1090 La Croix (Lutry), Switzerland (hereinafter referred to as “Mr. Essinger” or “The Employee”),

of the one hand,

Whereas

1.	The Parties entered into a Termination agreement which was signed on 29th June 2004.

2.	Mr. Essinger is wishing to postpone the date of termination in order to validate the payment made to the Insurance Company La Baloise on 1st Ju[l]y 2004 for increasing his pension fund.

Now, it is hereby agreed as follows:

1. Date of Termination:

Parties agree to postpone the end of the employment agreement of Mr. Essinger as employee of Isotis to July 2, 2004.

Isotis will inform the Insurance Company La Baloise that the employment contract ended on July 2, 2004.

2. Maintain of the Termination agreement:

All other provisions of the Termination agreement which was signed on 29th June 2004 are maintained without any change.

In particular, the remuneration which is agreed by article 2 of the Termination agreement stays unchanged.

****

Executed in two originals on July 8, 2004

/s/ PIETER WOLTERS

ISOTIS SA

/s/ M. JACQUES R. ESSINGER

M. Jacques R. Essinger

IsoTis Further Reinforces US Operations
Pieter Wolters appointed CEO to succeed Jacques Essinger

LAUSANNE, Switzerland, and IRVINE, Calif. – July [H]1, 2004 – After two consecutive quarters of strong post-merger growth, IsoTis OrthoBiologics (SWX/Euronext Amsterdam: ISON; TSX: ISO) further reinforces its US operations by announcing the succession of Swiss based Jacques Essinger, PhD, by US based Pieter Wolters.

Given the importance of the US business and operations to the company, IsoTis’ Board of Directors and Jacques Essinger reached the conclusion that IsoTis’ CEO should be permanently based in the US.  Pieter Wolters was IsoTis NV’s CEO at the time of merging into IsoTis SA in 2002, and subsequently IsoTis SA’s CFO.  He will now lead the company as CEO together with his colleagues on the Executive Committee, Jim Hogan, President International, and John Kay, PhD, Chief Scientific Officer.

The organization thas been led the organization through two consecutive international mergers in 2002 and 2003 by Jacques Essinger[.,]  In 1997, he was appointed as CEO of Modex Therapeutics, later to become IsoTis SA[,.].  Now that the company is entering a new phase of development, Jacques Essinger has expressed his wish to pursue other interests in the medical field and to resign as CEO and Board Director.

Dr. James Trotman, Chairman of the Board, commented: “Jacques has been a relentless and inspired driver of the turnaround of IsoTis and the creation of IsoTis Orthobiologics.  We wish Jacques success in challenges that lie closer to his heart and ambition.  There still is work to be done and the Board has full confidence in Pieter’s and the Executive Committee’s capacity to continue executing the business plan and bring the company to the next level.”

Jacques Essinger commented:  “With two major transactions in less than 18 months, and one successful spin-off, EpiSource, I feel I have driven the consolidation process as far as I should and that it is the right time to hand over the baton to a US based management.  Pieter and I have worked very closely together over the past two years, in two consecutive mergers and in turning around the company with Jim and John.  I have every confidence that this group has the right skill mix and experience to carry on building the company.”

Profile IsoTis OrthoBiologics

IsoTis OrthoBiologics was created in Q4 2003 through the merger of GenSci OrthoBiologics, a US-based orthobiology company, and IsoTis SA, a Swiss-based biomedical company.  IsoTis OrthoBiologics has approximately 150 employees, a product portfolio with 6 orthobiology products on the market and 15 others in development, sales of US$24 million in 2003, an established North American independent distribution network of 400 sales representatives, and a rapidly expanding international presence.

The field of orthobiologics combines advances in biotechnology, material sciences and tissue biology to promote and enhance the body’s natural ability to regenerate and repair musculoskeletal tissue.  The company is a dedicated and global orthobiologics player focused on the market of orthopaedics and bone graft substitutes.  IsoTis is developing a broad presence in both “natural” demineralized bone matrix (DBM) products and “synthetic” bone graft substitutes, carrier technologies and biologically-based growth factors.  Orthobiologics is the fastest growing segment of the US$14 billion orthopedics market.

For additional information on IsoTis OrthoBiologics, its products, and the orthobiologics market, please visit the company’s website at:

For information contact
Hans Herklots	Louis G. Plourde
Tel: +41 21 620 6011	Tel: +(800) 561-2955 (North America)
Fax: +41 21 620 6060	+(514) 277-5984
E-mail:	E-mail:

Certain statements in this Press Release are “forward-looking statements”, as that term is defined in U.S. federal securities laws, including those that refer to management’s plans and expectations for future operations, prospects and financial condition.  These forward-looking statements can be identified by use of words such as ‘strategy’, ‘expects’, ‘plans’, ‘anticipates’, ‘believes’, ‘will’, ‘continues’, ‘estimates’, ‘intends’, ‘projects’, ‘goals’, ‘targets’ and other words of similar meaning.  Such statements are based on the current expectations of the management of IsoTis only.  Reliance should not be placed on these statements because they are subject to known and unknown risks and can be affected by factors that are beyond IsoTis’ control.  Actual results could differ materially from current expectations due to a number of factors, including the timely commencement and success of clinical trials and research endeavors, delays in receiving U.S. FDA or other regulatory approvals (a.o. EMEA, CE), market acceptance of products, development of competing therapies and technologies, the terms of any future strategic alliances, the need for additional capital, the inability to obtain, or meet conditions imposed for required governmental and regulatory approvals.  For a more detailed description of the factors affecting IsoTis, refer to the Joint Information Circular and to IsoTis’ reports submitted to the Swiss Stock Exchange (SWX), Euronext Amsterdam N.V., SEDAR at, the Toronto Stock Exchange (TSX), and the U.S. Securities and Exchange Commission.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.